Event ID:   2083900
Culture:   en-US
Event Name: Q4 2008 TBS International Ltd Earnings Conference Call
Event Date: 2009-04-01T14:00:00 UTC

C: Fred Lepere;TBS International Ltd;EVP, CFO
C: Joseph Royce;TBS International Ltd;President, CEO
C: Lawrence Blatte;TBS International Ltd;Senior EVP
P: Doug Mavrinac;Jefferies & Co.;Analyst
P: David Bitters;;Private Investor
P: Operator;;

+++ presentation
Operator: Thank you for standing by, ladies and gentlemen, and welcome to the TBS International Limited Fourth Quarter and Full Year Results Ended December 31, 2008 Financial Results Conference Call. We have with us Mr. Joseph Royce, Chairman, President and CEO and Mr. Fred Lepere, Executive Vice President and Chief Financial Officer of the Company. At this time, all participants are in a listen-only mode. There will be a presentation followed by a question and answer session.

(Operating Instructions)

The conference call will also be webcast live, audio and slideshow on the investor relations section of the Company's website, www.tbsship.com by clicking on the webcast banner. I must advise you that this conference is being recorded today, Wednesday, April 1, 2009.

We now pass the floor to one of your speakers today, Mr. Fred Lepere. Please go ahead, Mr. Lepere.

Fred Lepere: Well thank you, and good morning, everyone. Thank you for joining TBS International Limited's quarterly conference call. The purpose of today's call is to discuss the results of TBS' fourth quarter and year ended December 31, 2008. On Monday, we issued a press release after the close of the stock market in New York with financial and operational information for the fourth quarter and full year 2008.

If you have not received this release you may log onto our website www.tbsship.com and navigate to the investor relations page, or you can call Capital Link at area code 212-661-7566. We will also post a transcript of this call on our website once it has been prepared. Our remarks today will be followed by a question and answer session.

And for those of you who want to follow our slide presentation, please go to the TBS website, which again is www.tbsship.com, and click on the webcast link. Note that the slides are user controlled. Those of you who want to follow the webcast, please click on the arrow at the bottom of the webcast screen to make the slides turn. Also please note that the webcast will be archived on our website.

Now, I'd like you to please turn to slide number one. This slide refers to forward-looking statements. During the course of the conference call, we may make forward-looking statements. Such statements are just predictions and involve risks and uncertainties such that actual results may differ materially.

I'd like to refer you to our filings with the Securities and Exchange Commission, in particular our quarterly reports on Form 10-Q and our annual reports on Form 10-K. These documents contain and identify important factors that could cause the actual results to differ materially from those expressed in these forward-looking statements.

Now Joseph Royce is traveling on an extensive business trip in South America. He is making this conference call from our office in Lima, Peru. We have asked Lawrence Blatte, our Senior Executive Vice President, to participate in this call in the event we experience technical difficulties during Mr. Royce's presentation or during the question and answer period.

And with that, I'd like to introduce Joseph Royce, our Chairman, CEO and President.

Joseph Royce: Thank you, Fred. Good morning, everyone, and welcome to TBS International's conference call for the results of the fourth quarter and year end December 31, 2008. We will begin our presentation with slide number two -- the challenges of the first quarter 2009. The year 2008 brought the dry cargo bulk market to unprecedented highs only to be followed by a precipitous drop.

The global economic slowdown has impacted the dry shipping market dramatically decreasing both volumes of cargo and trade rates, as reflected in the accompanying Baltic Dry Index graph. There has been a corresponding negative impact on asset values as well.

Now let's turn to slide number three -- proactive initiatives. In the current environment we are staying the course to safeguard the value we have created and remain alert to new opportunities that may arise.

We have a strong franchise in our core markets of Asia and Latin America. The 300 dedicated world wide employees of TBS and our affiliate agencies are in constant communication directly with our customers to work together through these challenging times.

They deliver the TBS Five Star Service -- Ocean Transportation, Logistics, Port Services, Operation and Strategic Planning to further cement our relationships.
TBS has added heavy lift capacity and more warehouses to further enhance our offerings.

We are aggressively seeking to leverage our Five Star Service to increase market share in our existing trade lanes and penetrate new trade lanes. To support this effort, we are relocating senior executives to Houston, Texas and Shanghai, China.

Now let's look at slide number four -- TBS taking a cautious approach. To address these challenging times, we have taken a series of defensive measures. We cancelled our program to build an additional 12 Roymar Class multipurpose tweendeckers with no cost or penalties to TBS.

We will, of course, continue our existing newbuilding program of six Roymar Class tweendeckers and have in place fixed term financing. Multipurpose tweendeckers are an important segment of the TBS fleet, and the first new vessel is expected to join the fleet in June this year.

In order to conserve cash, we cancelled 2008 bonuses aggregating $15 million, and implemented a salary freeze for our offices and office staff.

We continue to evaluate our entire cost matrix to identify potential savings. And very importantly, we obtained covenant waivers from our lenders with respect to certain 2009 financial covenants. Fred will speak about this in more detail shortly.

Now slide five -- looking forward. Turning an eye towards the future, we expect to see some balance returning to the supply and demand of handysize, handymax dry bulk vessels. The scrapping of older vessels has accelerated, Newbuilding orders are being cancelled, and many ships have been laid up that will likely never return to trading.

On the demand side of the equation, China and India remain the main drivers in the dry cargo industry. Both countries are expected to achieve positive growth in 2009 despite the slowdown caused by the recent crisis. According to Clarkson’s statistics, China is expected to grow by approximately 6.7% and India by 5.1% in 2009. This growth reflects their continued infrastructure development which requires imports of core commodities.

The concerted efforts of governments around the world to inject liquidity into the credit markets and to implement stimulus programs, mainly at infrastructure development, should eventually result in increased dry cargo movement.

Now, I'd like to turn to slide number six -- our fourth quarter and year end December 31, 2008 overview. Our record 2008 financial results have quickly become history. Since the last quarter of 2008, we have been experiencing a dramatic decline in the global economy and we now operate in a completely different financial and economic environment without clear visibility as to when the turmoil will end.

The near term effects of this dramatic decline have been devastating on the dry cargo shipping industry. The freezing of the credit markets and the virtual elimination of letters of credit, which are the traditional financing mechanism of global trade, have caused a significant decrease in the volumes of cargo transported thereby affecting trade rates, vessel utilization and asset values. As a result, revenues, earnings and cash flows for the shipping industry are under significant pressure and expected to suffer during 2009.

TBS has not been immune to these conditions and for the first three months of 2009 our revenue has declined significantly. Although it is the stated policy of our company that we do not offer guidance, in light of these extraordinary times I believe it is appropriate to discuss how these events have impacted TBS.

Our preliminary estimates for the first quarter of 2009 indicate that our financial results will fall into the following ranges: revenues between $55 million and $60 million producing a net loss of between $20 million to $25 million, and an EBITDA between zero and $5 million.

Despite the lack of immediate visibility in the prevailing market conditions, we are cautiously optimistic for a gradual return to an improved market environment during the second half of the year.

Now, I'd like to turn the floor over to Fred Lepere, our Executive Vice President and Chief Financial Officer.

Fred Lepere: Well thank you, Joe. We should all now be on slide number seven, the full year 2008 operating and financial highlights. Now before I begin to review the 2008 operating and financial highlights, I'd like to mention that as previously announced, we are pleased to have obtained waivers of our key financial covenants, namely Loan to Value, Minimum Consolidated Tangible Net Worth, Maximum Consolidated Leverage Ratio, and Minimum Consolidated Fixed Charge Coverage Ratio for all of 2009. This is indicative of our excellent relationship with our lenders.

In connection with these waivers, we prepaid all principal installments that would have become due under our term loan facilities during 2009, reducing our total non-construction debt to $247.5 million. Even after making these prepayments, our current cash balance, which fluctuates day to day, is approximately $7 million.

Joseph Royce: $70 million.

Fred Lepere: $70 million -- pardon me. Now for the year ended December 31, 2008, total revenues were $611.6 million, an increase of 73% over the same period in 2007. Our voyage revenues for the full year of 2008 were $518.9 million, an increase of 98% from the $261.5 million during the same period in 2007.

We would like to make a note here that we have intentionally separated the logistics revenue of our business from other revenues. TBS Logistics Incorporated, which is a wholly owned cargo and transport management subsidiary, started during the fourth quarter of 2007 to focus on project transportation logistics, a growth area of strategic interest for TBS which is producing results.

Time Charter revenues for the year ended December 31, 2008 decreased by 5% to $83.9 million from $88.4 million for the year ended December 31, 2007, reflecting the increased number of vessels that were utilized in our established Voyage business.

Net income was $191.8 million, an increase of 95% over the same period in 2007.
Earnings per share on a diluted basis for the full year 2008 was $6.54 a share, an increase of 87% from the earnings per share of $3.50 for the full year of 2007.

We also experienced improved margins in the year ended December 31, 2008. EBITDA, which is a non-GAAP measure, was $283.9 million for the full year 2008, an increase of 97% over the same period in 2007. A reconciliation of EBITDA, which is a non-GAAP measure, is provided in a slide in the Appendix.

Please now turn to slide number eight. This slide demonstrates the revenue metrics of our business for the year ended December 31, 2008. We begin with our voyage revenue metrics on the top of the slide. During the full year 2008, we operated an average of 33 vessels in our Freight Voyage business and had 11,900 freight voyage days, as compared to an average of 22 vessels and 8,209 freight voyage days during the full year of 2007 reflecting the growth of our business.

Our average daily voyage Time Charter Equivalent was $29,526 per day in the year ended December 31, 2008, an increase of 36% from the $21,658 per day during the same period in 2007. During the full year 2008, we had a considerable increase in tons of cargo shipped and freight rates per ton. The tons of cargo shipped, excluding aggregates, accounted for slightly more than half of the significant increase in total tons of cargo shipped during the year.

We now turn to our Time Charter revenue metrics on the same slide. Time Charter days for the year ended December 31, 2008 decreased to 3,004 days from 3,659 days, reflecting the increased number of vessels utilized in our core Voyage business. Our average daily Time Charter Equivalent for time chartered-out tonnage was $26,134 per day in the full year 2008, an increase of 13% from the $23,078 per day during the same period of 2007.

Please now turn to slide number nine. This slide provides the highlights of our consolidated balance sheet. As of December 31, 2008, we had $131.2 million of cash and our net debt to capitalization ratio stood at 29.6%. After making the prepayments of principal required under the waiver agreements, our cash balance was approximately $70 million.

We have now reached the end of our presentation. The slides in the Appendix provide the fourth quarter financial data comparisons, our EBITDA reconciliation, and additional information on our business model, our trade routes, our fleet and our global network. Please take a look at them at your convenience.

We thank you for your interest in and support of our company, and I'd like to open the conference call to questions from our investors. Operator, please open the floor for questions.

+++ q-and-a
Operator: (Operating Instructions)

And your first question comes from the line of Doug Mavrinac with Jefferies & Co. Please proceed.

Doug Mavrinac: Great, thank you. Good morning, Joe, Fred and, Larry.

Joseph Royce: Good morning, Doug.

Fred Lepere: Good morning, Doug.

Lawrence Blatte: Good morning, Doug.

Doug Mavrinac: Thank you. I just had a few questions for you guys this morning. You know clearly within the guidance and then -- even if you didn't provide guidance, I mean, everyone knows it's a challenging marketplace right now. My question more has to do with what you guys have seen in terms of recent activities -- say within the last month or so, and specifically within your Central American and South American businesses.

Have you seen a further slowing, a stabilization, maybe an improvement in that sector of your business? And then maybe even if you can highlight kind of what you're seeing coming out of Brazil say over the last month or so.

Joseph Royce: Well what we have seen -- I'll just take us a little bit back from this timeframe. Our business out of Asia -- our Parcel business coming from Asia into South America has remained, even during the last quarter of last year, pretty consistent. And where we did suffer some setback was obviously in Brazil, where our business is based around the steel parcel service, and it pretty much came to a halt in the last quarter of '08.

But what we have seen is that, with renewed credits and we're seeing an increase now -- we had one sailing -- parcel sailing in January. We've had two parcel sailings in February, and we've had three parcel sailings in March. And, it looks like we'll have at least another three parcel sailings in April. So we're starting to see an improvement in volumes.

I just spent a week in Brazil speaking to many of our customers, especially our steel customers, and they're starting to see increased inquiry. I think they all remain cautiously optimistic. The pricing is not where they would like it to be, but they're starting to see an increased demand. They're starting to see improved credits. And, we're starting to see an increased volume from our customers.

And I think the important thing is that -- for us, is that as the volumes start to increase, we're also starting to see an increased level in the freights. So these trades are coming back -- slowly coming back, but I think that we're starting to see a positive momentum and hopefully as the year progresses, especially as we look towards the second half of the year, there'll be a more consistent stability into the marketplace.

Doug Mavrinac: Okay, perfect. That helps a lot, Joe. And then my second question has to do with your existing business that you may have contracted. How would you describe say the percent of your operating days, or the percent of your business that is now contracted, versus maybe what is historically contracted?

Because as I recall you guys typically roll over a number of your contracts in November, and as we know November of '08 was quite weak. Can you remind us kind of how much of your business per se is contract at this point?

Joseph Royce: Well, I'll address that by -- our historic, traditional contracts were about 75% of our business and this is fixed contracts, our franchises, our evergreen contracts, etc. And what happened was that, at the end of last year -- and we, year after year sit down with our customers and look into the upcoming year, and discuss contracts and finalize business during November/December.

Now obviously that was a very, very difficult time, and a vast majority of our customers were just as confused and uncertain about the upcoming year as we were. And what happened was, instead of sitting down and doing and finalizing contracts like we normally did -- is we more or less fixed a monthly cargo for --or monthly requirements for January and monthly requirements for February.

And as the beginning of the year started to unfold, people started to take a more positive view going into 2009. And as a result two of our major copper people or exporters, for example out of Peru -- two big mining -- one big mining company and one international mining company, both now have fixed contracts with us for the balance of the year.

The volumes are a little bit below what we traditionally carry, but I think it's more of a fact that they're taking a cautious approach to 2009, and I think all indications -- and I'm calling from Peru and I spent yesterday with a couple of our customers and I'll spend the rest of today with them -- they feel that again with the situation in China that the second half of the year they expect the volumes to continually to improve. I think that -- and it's hard to put a percentage around the contracts because, again, like our steel customers, the market is just developing.

But the one thing that I can assure everybody is that we still are their chosen carrier. We have built great relationships over the years and, again, it's great in an up market, but it's just as important if not more so in a down market that they have the assurance that they have a first class carrier, that they're dealing with people that they can work with, and people that understand the situation. And this is where we sit right now.

My personal feeling is that as the year starts to unfold -- and I think we're looking now into the second quarter where people are starting to see a year that with increased demand, especially towards the second half of the year, we'll probably get back into a more contract oriented system. But right now, all the cargo that our customers -- our traditional customers have, we're carrying.

Doug Mavrinac: Okay, fantastic. That's very helpful, Joe. And then one final question and I don't know if it's for you, Joe, or for you, Fred, but it has to do with perhaps modeling and consistent with the guidance that you guys provided. One, are you able to or do you feel comfortable providing perhaps what your Freight business dollar per ton is contracted at on an aggregate or an average basis or a ball park?

And then second, clearly with your decision to not take bonuses for 2008 that impacts G&A expectations for 2009 for modeling purposes. Is there a run rate, or is there a way that we should think about that topic as well?

Fred Lepere: Well of the two questions, one -- the first one regarding rates, I would -- mostly because of what we're seeing in the marketplace and the disruption in the marketplace, I would prefer not to give any guidance on anything having to do with rates, earnings or Time Charter Equivalent or anything of that nature for 2009. I think that would be a mistake.

Doug Mavrinac: Okay, that's understandable.

Fred Lepere: On the G&A front, which is obviously much more under our control, we're probably looking at run rates of $9 million a quarter for G&A --

Doug Mavrinac: Okay.

Fred Lepere: -- for 2009.

Doug Mavrinac: That's very helpful. Thanks for all your help, Joe and, Fred.

Fred Lepere: You're very welcome.

Joseph Royce: Thank you, Doug.

Operator: (Operating Instructions)

Your next question comes from the line of David Bitters. Please proceed.

David Bitters: Yes, good morning. Thank you very much for the opportunity to participate in this conference. And I want to thank Mr. Royce very much for calling me sometime last fall after business hours. I don't recall the date, but I found the conversation very helpful.

And I find your business very interesting. I confess that I don't understand many of the ins and outs of it, and I am a private investor. I've followed the movement of your stock price from the middle of last year until right now and, of course, at the end of the year in December the marketplace seemed to be forecasting bankruptcy. And when you announced that you were delaying the quarterly meeting because of the covenants, I again became concerned that this might be a possibility and therefore sold about half of the stockholdings that I had. I don't want to continue with that position.

I would prefer to be a long term investor in your corporation, and I admit that I don't have the skill to be a day trader as lots of people seem to be. But the question I have based on the stock price movements is, is the marketplace indeed telling us that the Company is heading for bankruptcy or is this a red herring?

Joseph Royce: Well, I think what happens with the market in general is the fact that they just see the general shipping community and they judge it as a whole. I think that, again with the very, very difficult environment starting with the last quarter of last year and the beginning of this year, where a lot of companies had some serious problems and, in fact, a few of them were forced into bankruptcy, I think the thing that we have and we've always had from day one is that we have a business plan.

Our company has always been focused on our Five Star Service, on servicing our customers, on growing our business. And I really feel that it does separate us from the rest of the owners that, in many cases, have to wait for the market to come to them. We, on the other hand -- we go to the market. We have relationships. We're expanding our services not only in the shipping, but certainly in the ports and in the warehousing. And this has become a very, very important fact today with many of our customers.

In addition to this, we are growing our Logistics business and our Project business not only for 2009, but for 2010. And I am confident that as we stay focused and true to our business plan and our high level of service, with our employees throughout the world that as the market starts to improve and certainly as these projects continue to grow throughout the various areas that we serve that our business will slowly come back to a very respectable level.

Operator: (Operating Instructions)

And you have no further questions at this time. Mr. Royce, I'll turn the call back over to you for closing remarks.

Joseph Royce: Well thank you very much. And again, I would like to thank you for your interest and support, and look forward to our next conference call for the first quarter 2009 results. And again, I would like to wish everybody a nice day. Thank you and, bye-bye.

Operator: Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.